EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------



The Board of Directors
Vicon Industries, Inc.:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-7892, 33-34349, 33-90038, 333-30097, 333-71410
and 333-116361) and Form S-2 (No. 333-46841) of Vicon Industries, Inc. of our report dated December 1, 2006, relating to the consolidated balance sheets of Vicon Industries, Inc. and subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for the each of the three years ended September 30, 2006, which report appears in the September 30, 2006 annual report on Form 10-K of Vicon Industries, Inc.


BDO Seidman, LLP
Melville, NY

December 29, 2006